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SEC 1473    POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO
(09-02)     RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
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--------                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION        -----------------------------
 FORM 3                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES          OMB Number:       3235-0104
                                                                                                        Expires:   January 31, 2005
                              FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934,   Estimated average burden
                                 SECTION 17(a) OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 OR     hours per response .... 0.5
(Print or Type Responses)                SECTION 30(h) OF THE INVESTMENT COMPANY ACT OF 1940           -----------------------------
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1. Name and Address of Reporting Person*         2. Date of Event Re-   4. Issuer Name AND Ticker or Trading Symbol
                                                    quiring Statement
    Moriah          Elan                            (Month/Day/Year)     Verint Systems Inc. (Nasdaq:VRNT)
-------------------------------------------------                       ------------------------------------------------------------
    (Last)          (First)          (Middle)        November 25, 2002  5. Relationship of Reporting Person(s) 6. If Amendment, Date
                                                 -----------------------    to Issuer (Check all applicable)      of Original
                                                 3. I.R.S. Identifi-        Director           10% Owner         (Month/Day/Year)
                                                    cation Number of    ----               ----
              101 Hillwood Lane                     Reporting Person,        Officer (give      Other (specify  --------------------
-------------------------------------------------   if an entity         X   title below)       below)         7. Individual or
                    (Street)                        (voluntary)         ----               ----                   Joint/Group Filing
                                                                                                                  (Check Applicable
                                                                           President, Contact Center Division     Line)
                                                                           ----------------------------------     Form filed by One
                                                                                                                X Reporting Person
                                                                                                               ---
                                                                                                                  Form filed by
                                                                                                                  More than One
                                                                                                                  Reporting Person
   Plainview        New York           11803                                                                   ---
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    (City)          (State)            (Zip)                                TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security                              2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct        Ownership (Instr. 5)
                                                     (Instr. 4)                    (D) or Indirect
                                                                                   (I)  (Instr. 5)
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FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
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1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                         cisable and    Underlying Derivative Security      sion or      ship        Beneficial
                                      Expiration     (Instr. 4)                          Exercise     Form of     Ownership
                                      Date                                               Price of     Deriv-      (Instr. 5)
                                     (Month/Day/                                         Deri-        ative
                                      Year)                                              vative       Security:
                                   --------------------------------------------------    Security     Direct
                                                                             Amount                   (D) or
                                    Date     Expir-                          or                       Indirect
                                    Exer-    ation           Title           Number                   (I)
                                    cisable  Date                            of
                                                                             Shares                 (Instr. 5)
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Employee Stock Option (right to buy)  (1)    2/1/10          Common Shares     19,569     $6.8985        D
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Employee Stock Option (right to buy)  (2)    4/1/11          Common Shares     19,569     $8.6870        D
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Employee Stock Option (right to buy)  (3)    5/16/12         Common Shares      9,785    $16.0000        D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

   (1) 25% of the options vested on each of 2/1/01 and 2/1/02, and the unvested portion of the option grant is scheduled to vest in equal portions on 2/1/03 and 2/1/04.

   (2) 25% of the options vested on 2/1/02 and the unvested portion of the option grant is scheduled to vest in equal portions on 2/1/03, 2/1/04, 2/1/05.

   (3) The option grant is scheduled to vest in equal portions on 2/1/03, 2/1/04, 2/1/05 and 2/1/06.


                      /s/ Elan Moriah                            11/25/02
                    -------------------------------------  ----------------------
                       **Signature of Reporting Person             Date

 *If the form is filed by more than one reporting person, SEE instruction 5(b)(v).

**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
      SEE Instruction 6 for procedure.

HTTP://WWW.SEC.GOV/DIVISIONS/CORPFIN/FORMS/FORM3.HTM
LAST UPDATE: 09/03/2002

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